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                 February 7, 2023

       Or Kles
       Chief Financial Officer
       My Size, Inc.
       4 Hayarden St.
       P.O.B. 1026
       Airport City, 7010000 Israel

                                                        Re: My Size, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed January 30,
2023
                                                            File No. 333-269467

       Dear Or Kles:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mariam Mansaray, Staff Attorney, at 202-551-6356 or Joshua Shainess,
       Legal Branch Chief, at 202-551-7951 with any other questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Gary M. Emmanuel